Exhibit 99
                                First Banks, Inc.
                               St. Louis, Missouri

Contacts:   Terrance M. McCarthy             Lisa K. Vansickle
            President and                    Senior Vice President and
            Chief Executive Officer          Chief Financial Officer
            First Banks, Inc.                First Banks, Inc.
            (314) 592-5000                   (314) 592-5000


Traded:     NYSE
Symbol:     FBSPrA - (First Preferred Capital Trust IV, an affiliated  trust  of
                     First Banks, Inc.)

FOR IMMEDIATE RELEASE:

             First Banks, Inc. Announces Third Quarter 2007 Earnings

     St. Louis, Missouri, October 25, 2007. First Banks, Inc. ("First Banks" or the "Company") reported earnings of $15.0 million for the three months ended September 30, 2007, compared to $19.8 million for the three months ended June 30, 2007, and $29.7 million for the three months ended September 30, 2006. The Company reported earnings of $54.0 million for the nine months ended September 30, 2007, compared to $80.7 million for the comparable period in 2006. The Company's return on average assets for the three and nine months ended September 30, 2007 was 0.58% and 0.70%, respectively, compared to 1.22% and 1.14% for the comparable periods in 2006, and the Company's return on average stockholders' equity was 7.06% and 8.70% for the three and nine months ended September 30, 2007, respectively, compared to 16.01% and 15.08% for the comparable periods in 2006. The Company's return on average assets and return on average stockholders' equity for the three months ended June 30, 2007 were 0.76% and 9.50%, respectively.

     Terrance M. McCarthy, President and Chief Executive Officer of First Banks, said, "Our financial results for the third quarter of 2007 compared to the same period last year were impacted by a higher provision for loan losses as a result of increased net loan charge-offs and an increase in nonperforming assets in our one-to-four family residential mortgage and land acquisition, development and construction loan portfolios. The other primary factor contributing to the decrease in net income compared to the same period last year is the compression in our net interest margin primarily resulting from significantly increased deposit costs and competitive pressure on loan yields in our markets."

     Net interest income was $97.8 million and $289.5 million for the three and nine months ended September 30, 2007, respectively, compared to $99.2 million and $285.7 million for the comparable periods in 2006. Net interest margin declined to 4.12% for the three and nine months ended September 30, 2007, compared to 4.45% and 4.39% for the same periods in 2006. The decrease in net interest margin primarily resulted from an increase in higher priced deposits driven by competitive conditions within the Company's markets as well as competitive pressures on loan yields. The average rates paid on interest-bearing deposits increased 37 and 62 basis points to 3.70% for the three and nine months ended September 30, 2007, respectively, compared to 3.33% and 3.08% for the same periods in 2006, while the average yield earned on interest-earning assets decreased five basis points to 7.48% for the three months ended September 30, 2007 and increased 23 basis points to 7.49% for the nine months ended September 30, 2007, compared to 7.53% and 7.26% for the same periods in 2006.

     The provision for loan losses increased to $17.0 million and $26.0 million for the three and nine months ended September 30, 2007, respectively, compared to $2.0 million and $8.0 million for the comparable periods in 2006. The increase in the provision for loan losses was primarily driven by increased net loan charge-offs and a decline in asset quality related to the Company's one-to-four family residential mortgage and land acquisition, development and construction loan portfolios. The allowance for loan losses was $140.2 million at September 30, 2007, compared to $145.7 million at December 31, 2006, representing 1.72% and 1.90% of loans, net of unearned discount, respectively. The Company recorded net loan charge-offs of $19.8 million and $34.5 million for the three and nine months ended September 30, 2007, respectively, compared to net loan charge-offs of $1.3 million and net loan recoveries of $772,000 for the comparable periods in 2006. Net loan charge-offs for the three and nine months ended September 30, 2007 include $11.7 million and $20.4 million, respectively, of charge-offs associated with the Company's one-to-four family residential loan portfolio, of which $4.3 million and $4.6 million was recorded in the first and third quarters of 2007 in conjunction with the transfer of certain repurchased and other nonperforming residential mortgage loans to the loans held for sale portfolio. These loans were subsequently sold in April 2007 and October 2007, respectively. Net loan charge-offs also include charge-offs of $7.6 million recorded during the third quarter of 2007 associated with the sale of certain commercial loans which resulted in sales proceeds of $33.5 million. The Company recorded net loan recoveries of $772,000 for the first nine months of 2006, primarily as a result of a $5.0 million recovery on the payoff of a single nonperforming loan. Mr. McCarthy commented, "We continue to see distress in our one-to-four family residential loan portfolio as a result of the unstable market conditions surrounding sub-prime loan products. We have taken steps throughout 2007 to mitigate our risk to sub-prime loans, including discontinuing the origination and sale of these loans in early 2007 as well as consummating loan sales in April and October. The loan sales in October had the effect of decreasing our nonperforming loans by $8.6 million. We also continue to see declining market conditions in our land acquisition, development and construction loan portfolios, resulting in increased developer inventories, slower lot and home sales, and declining market values. All of these factors have led to increased risk in our loan portfolio thereby contributing to a significant increase in our provision for loan losses."

     Nonperforming loans were $94.8 million, or 1.17% of loans, net of unearned discount, at September 30, 2007, compared to $48.7 million, or 0.64% of loans, net of unearned discount, at December 31, 2006. The overall increase in nonperforming loans includes an increase of $19.2 million within the Company's one-to-four family residential loan portfolio to $38.1 million at September 30, 2007 from $18.9 million at December 31, 2006 driven by current market conditions and repurchases of certain residential mortgage loans sold with recourse that were placed back into the Company's loan portfolio, as well as the overall impact of sub-prime products experienced throughout the mortgage banking industry. The Company's historical involvement in the sub-prime market was specifically limited to origination and subsequent sale of these loan products in the secondary market. Repurchases of residential mortgage loans declined from $17.2 million in the second quarter to $6.3 million in the third quarter of 2007. The decline in repurchases is reflective of the Company's exit from the sub-prime market in early 2007. The increase in nonperforming loans is also attributable to an increase of $29.0 million within the Company's land acquisition, development and construction loan portfolio to $42.3 million at September 30, 2007 from $13.3 million at December 31, 2006.

     Noninterest income decreased to $26.8 million and $75.5 million for the three and nine months ended September 30, 2007, respectively, compared to $30.0 million and $81.4 million for the comparable periods in 2006 primarily resulting from a decline in mortgage banking revenues including significantly reduced gains on loans sold and held for sale. The gain on loans sold and held for sale decreased to $3.5 million and $12.0 million for the three and nine months ended September 30, 2007, respectively, compared to $4.6 million and $17.5 million for the same periods in 2006 due primarily to a decrease in the volume of loans originated and sold. Gains on loans sold and held for sale for the nine months ended September 30, 2006 also include a $1.7 million gain on the sale of certain nonperforming loans and $2.1 million of increased loan servicing income generated from the capitalization of mortgage servicing rights related to the securitization of $138.9 million of residential mortgage loans. The decrease in noninterest income is also attributable to a $2.8 million gain recognized in the third quarter of 2006 on the cash exchange of stock received as settlement in full of a previously charged-off loan. The overall decline in noninterest income was partially offset by increased revenue from service charges on deposits and customer service fees generated by higher deposit levels and changes in the overall mix of the Company's deposit portfolio; increased insurance fee and commission income generated through the Company's recently acquired subsidiaries purchased in March and May of 2006; a gain on the sale of the Company's Denton and Garland, Texas branches of $1.0 million during the third quarter of 2007; and a decrease in losses on sales of investment securities.

     Noninterest expenses increased to $84.5 million and $254.7 million for the three and nine months ended September 30, 2007, respectively, compared to $80.5 million and $236.3 million for the same periods in 2006. First Banks' acquisition and de novo expansion activities during 2006 and 2007 added an aggregate of 24 branch offices. Mr. McCarthy commented, "We have been focused on controlling our noninterest expenses despite the significant expansion of our banking franchise during 2006 and 2007 through the acquisition of banks and other financial service companies in our key markets and the opening of six de novo branch offices during the first nine months of 2007. Our efficiency ratio improved from 71.75% for the first quarter of 2007 to 69.89% for the second quarter of 2007 and 67.79% for the third quarter of 2007." The primary increases in noninterest expenses included salaries and employee benefits expenses, which increased to $43.1 million and $132.1 million for the three and nine months ended September 30, 2007, respectively, from $42.5 million and $124.6 million for the same periods last year; occupancy and furniture and equipment expenses, which increased to $13.3 million and $37.7 million, from $11.2 million and $31.9 million, respectively; and amortization of intangible assets, which increased to $3.1 million and $9.3 million, from $2.2 million and $5.4 million, respectively.

     Total assets increased $113.3 million to $10.27 billion at September 30, 2007, from $10.16 billion at December 31, 2006, and increased $511.3 million from $9.76 billion at September 30, 2006. The Company's acquisition of Royal Oaks Bancshares, Inc. ("Royal Oaks") on February 28, 2007, provided $206.9 million in assets and six branch banking offices. Loans, net of unearned discount, increased to $8.13 billion at September 30, 2007, from $7.67 billion at December 31, 2006, reflecting internal growth and the addition of $175.5 million of loans associated with the acquisition of Royal Oaks.

     Total liabilities increased $56.9 million to $9.42 billion at September 30, 2007 from $9.36 billion at December 31, 2006. Deposits increased to $8.62 billion at September 30, 2007, from $8.44 billion at December 31, 2006, primarily as a result of growth in savings and money market deposits through enhanced product campaigns, partially offset by a decrease in checking deposits. The acquisition of Royal Oaks provided deposits of $159.1 million. Subordinated debentures increased $55.8 million primarily as a result of three separate issuances of trust preferred securities during the third quarter of 2007 aggregating $51.5 million. The Company also reduced its notes payable by $55.0 million during the first nine months of 2007 through principal repayments.

     Total stockholders' equity increased to $856.9 million at September 30, 2007 from $800.4 million at December 31, 2006. The increase reflects net income of $54.0 million, a cumulative effect of change in accounting principle of $2.5 million, and a decrease in accumulated other comprehensive loss of $511,000, offset by dividends of $524,000.

     First Banks had assets of $10.27 billion at September 30, 2007 and currently operates 198 branch banking offices in California, Illinois, Missouri and Texas.

                                      # # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about First Banks' plans, objectives, estimates or projections with respect to our future financial condition, expected or anticipated revenues with respect to our results of operations and our business, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of First Banks' management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: increased competition and its effect on pricing, spending, third-party relationships and revenues; and the risk of new and changing regulation. Additional factors which may cause First Banks' results to differ materially from those described in the forward-looking statements may be found in First Banks' most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission ("SEC") and available at the SEC's internet site (http://www.sec.gov). The forward-looking
                                       ------------------
statements in this press release speak only as of the date of the press release, and First Banks does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.


                                                        FIRST BANKS, INC.
                                                        FINANCIAL SUMMARY
                                              (in thousands, except per share data)
                                                           (unaudited)


                                                     Selected Operating Data


                                                            Three Months Ended                          Nine Months Ended
                                            --------------------------------------------------    -----------------------------
                                            September 30,  June 30,   March 31,  September 30,     September 30,  September 30,
                                                2007         2007       2007         2006              2007           2006
                                                ----         ----       ----         ----              ----           ----

Interest income.............................  $178,105      177,319    171,827      168,293           527,251        473,258
Interest expense............................    80,259       80,548     76,966       69,109           237,773        187,528
                                              --------     --------   --------     --------          --------       --------
   Net interest income......................    97,846       96,771     94,861       99,184           289,478        285,730
Provision for loan losses...................    17,000        5,500      3,500        2,000            26,000          8,000
                                              --------     --------   --------     --------          --------       --------
   Net interest income after provision
     for loan losses........................    80,846       91,271     91,361       97,184           263,478        277,730
                                              --------     --------   --------     --------          --------       --------
Noninterest income..........................    26,840       24,037     24,583       29,994            75,460         81,370
Noninterest expense.........................    84,529       84,435     85,701       80,473           254,665        236,339
                                              --------     --------   --------     --------          --------       --------
   Income before provision for income
     taxes and minority interest in
     income (loss) of subsidiary............    23,157       30,873     30,243       46,705            84,273        122,761
Provision for income taxes..................     8,087       11,092     10,950       17,249            30,129         42,452
                                              --------     --------   --------     --------          --------       --------
   Income before minority interest in
     income (loss) of subsidiary............    15,070       19,781     19,293       29,456            54,144         80,309
Minority interest in income (loss)
     of subsidiary..........................        74           31         70         (204)              175           (440)
                                              --------     --------   --------     --------          --------       --------
   Net income...............................  $ 14,996       19,750     19,223       29,660            53,969         80,749
                                              ========     ========   ========     ========          ========       ========

Basic earnings per common share.............  $ 625.48       829.17     804.12     1,245.28          2,258.77       3,390.62
                                              ========     ========   ========     ========          ========       ========

Diluted earnings per common share...........  $ 623.84       821.63     799.23     1,231.06          2,243.90       3,347.84
                                              ========     ========   ========     ========          ========       ========


                                                     Selected Financial Data


                                                                       September 30,   December 31,   September 30,
                                                                           2007            2006            2006
                                                                           ----            ----            ----

Total assets.........................................................  $10,272,036      10,158,714       9,760,688
Investment securities................................................    1,165,517       1,464,946       1,177,236
Loans, net of unearned discount......................................    8,132,773       7,666,481       7,717,470
Allowance for loan losses............................................      140,165         145,729         149,310
Goodwill and other intangible assets.................................      314,084         295,382         287,586
Deposits.............................................................    8,622,345       8,443,086       8,098,863
Other borrowings.....................................................      310,772         373,899         392,210
Notes payable........................................................       10,000          65,000          75,000
Subordinated debentures..............................................      353,733         297,966         304,547
Stockholders' equity.................................................      856,861         800,435         763,883
Nonperforming assets.................................................      102,650          55,163          86,012


                                                    Selected Financial Ratios


                                                            Three Months Ended                          Nine Months Ended
                                            --------------------------------------------------    -----------------------------
                                            September 30,  June 30,   March 31,  September 30,     September 30,  September 30,
                                                2007         2007       2007         2006              2007           2006
                                                ----         ----       ----         ----              ----           ----

Return on average assets....................    0.58%        0.76%      0.77%        1.22%             0.70%          1.14%
Return on average equity....................    7.06         9.50       9.62        16.01              8.70          15.08
Net interest margin.........................    4.12         4.09       4.15         4.45              4.12           4.39
Efficiency ratio............................   67.79        69.89      71.75        62.30             69.78          64.38
Tangible efficiency ratio...................   65.27        67.22      69.30        60.56             67.24          62.90
